Exhibit 10.2

EXECUTION VERSION

BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036	GOLDMAN SACHS BANK USA 200 West Street New York, New York 10282

PERSONAL AND CONFIDENTIAL

November 2, 2015

Activision Blizzard, Inc.
3100 Ocean Park Boulevard

Santa Monica, CA 90405

Attention:  Dennis Durkin, Chief Financial Officer

Project Shamrock
Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which each of Bank of America, N.A. (“Bank of America”), and Goldman Sachs Bank USA (“GS Bank”) (collectively, the “Commitment Parties” or “we” or “us”) are exclusively authorized by Activision Blizzard, Inc., a Delaware corporation (the “Company” or “you”), to act in its respective capacities hereunder, in connection with the financing for certain transactions described herein, in each case on the terms set forth in this commitment letter and the attached Annexes A and B hereto (collectively, this “Commitment Letter”). Capitalized terms used but not defined herein have the respective meanings given thereto in the Annexes hereto or in the Credit Agreement (as defined below).

Reference is made to the Credit Agreement, dated as of October 11, 2013, as amended by the First Amendment (as defined below) thereto (the “Credit Agreement”), among the Company, the Guarantors party thereto from time to time, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), Collateral Agent, the Swing Line Lender and an L/C Issuer, JPMorgan Chase Bank, N.A., as an L/C Issuer, and each Lender from time to time party thereto.  Terms used but not defined herein shall have the meanings assigned thereto in the Credit Agreement.

You have informed us that (x) the Company intends to effect the 2015 Transactions and (y) in connection therewith (i) (A) the Company and the Initial Lenders (as defined below) have established Incremental Term Loans in the form of Tranche B-2 Term Loans pursuant to the First Amendment to the Credit Agreement, dated as of the date hereof (the “First Amendment”), among the Company, each of the other Loan Parties, the Initial Lenders, as Tranche B-2 Term Lenders and Lenders, and the Administrative Agent and (B) the Company desires to amend the terms and conditions of the Tranche B-2 Term Facility as set forth in Annex B hereto (Tranche B-2 Term Facility as so amended, the “Tranche A Term Facility” and together with the Tranche B-2 Term Facility, each a “Term Facility” and collectively the “Term Facilities”) subject to the conditions set forth herein, (ii) the Company intends to seek an extended revolving credit facility in an aggregate principal amount of $250.0 million (the “2015 Revolving Credit Facility”, and together with the Term Facilities, the “2015 Facilities”), (iii) the Company intends to pursue an amendment to the Credit Agreement to, among other things, permit and provide for the Tranche A Term Facility (the “Second Amendment”), and (iv) the Company intends to pursue an amendment to the Credit Agreement to, among other things, permit and provide for the 2015 Revolving Credit Facility (together with the Second Amendment, the “Amendments”) (matters under this clause (y) collectively, the “2015 Financing”).

1.                                      Commitments; Titles and Roles.

In connection with the foregoing, each of Bank of America and GS Bank (in such capacity, each an “Initial Lender”) is pleased to confirm its several, but not joint, commitment to provide 90% and 10%, respectively of the Tranche A Term Facility (including any Tranche A Flex Increase (as defined in the Fee Letter)) (each, a “Tranche A Term Commitment”) subject only to the satisfaction or waiver of the applicable conditions set forth in Section 2 below.

In addition, each of Bank of America and GS Bank is pleased to confirm its several, but not joint, commitment to provide 90% and 10%, respectively of the Tranche B-2 Flex Increase (as defined in the Fee Letter) which shall be implemented as additional Incremental Term Loans and be made available on terms the same as the Tranche B-2 Term Facility (including, without limitation, subject to the conditions set forth in Section 4.02(b) and Section 4.03 of the Credit Agreement).

Each Lead Arranger (as defined below) is pleased to confirm its agreement to use commercially reasonable efforts to arrange the Second Amendment (the solicitation of such Second Amendment to be launched immediately following the date hereof or at such other time as may be requested by the Lead Arrangers in consultation with you), provided, however, that the consent solicitation in respect of the Second Amendment syndication shall be at all times conducted in compliance with the Takeover Rules and other applicable law and the requirements of the Takeover Panel, in order to achieve effectiveness of the Second Amendment on the conditions set forth in Section 2 below.  You acknowledge and agree that this Commitment Letter does not guarantee the success of the Second Amendment or assure you that we or any of our affiliates will vote in favor thereof.

In addition, each Lead Arranger agrees to use commercially reasonable efforts to arrange the 2015 Revolving Credit Facility provided, however that the consent solicitation in respect of the Revolving Credit Facility shall at all times be conducted in compliance with the Takeover Rules and other applicable law and the requirements of the Takeover Panel.

Each of Bank of America and GS Bank is pleased to confirm its commitment to act, and you hereby appoint each of Bank of America and GS Bank to act as joint lead arranger and joint bookrunner for the 2015 Facilities (each, a “Lead Arranger”).  You agree that Bank of America will have “left” placement in any and all marketing materials or other documentation used in connection with the 2015 Facilities.  You further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in order to obtain commitments with respect to the 2015 Facilities unless you and we shall so agree; provided that you may confer other titles (such titles to be mutually agreed between you and the Lead Arrangers) on one or more additional persons in respect of the 2015 Facilities, with economics to be mutually agreed by you and the Lead Arrangers.  The commitments of the Initial Lenders will be several and not joint.

Our fees for our commitment and for our services related to the Tranche A Term Facility are set forth in a separate fee letter or fee letters (collectively, the “Fee Letter”) entered into by the Company and each Commitment Party on or after the date hereof.

2.                                      Conditions Precedent.

Each Commitment Party’s commitment in respect of the Tranche A Term Facility is subject solely to (i) the Second Amendment being approved by (I) each of the Loan Parties, (II) the Required Lenders

(including, for the avoidance of doubt, each of the Commitment Parties and their respective affiliates in their respective capacities as Lenders, including as Tranche B-2 Term Lenders (if and as applicable) (it being understood that the approval of the Commitment Parties and their respective affiliates for purposes of this clause (II) shall be deemed not to be provided until the approval of the Second Amendment set forth in clause (III) below occurs), (III) Lenders, other than Bank of America and GS Bank, any of their respective affiliates, having more than 50% of the sum of the (x) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes hereof) other than such Total Outstandings, if any, in respect of the Tranche B-2 Term Facility, (y) aggregate unused Term Commitments other than Tranche B-2 Term Commitments and (z) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making such determination and (IV) each of the Tranche B-2 Term Lenders, (ii) the conditions set forth in Annex B under the heading titled “Conditions Precedent to Initial Borrowing”, (iii) the execution and delivery of the Second Amendment by the Loan Parties being on the terms set forth in Annex B to this Commitment Letter and in the form previously agreed between the Company and the Commitment Parties and (iv) simultaneously, the Tranche B-2 Term Facility becoming, in an equal aggregate amount, the Tranche A Term Facility upon the effectiveness of the Second Amendment (the “Tranche A Term Facility Effective Date”), and upon the Tranche A Term Facility Effective Date, each Commitment Party’s Tranche B-2 Term Commitment becoming, in an equal aggregate amount, its Tranche A Term Commitment.

3.                                      Syndication.

The Lead Arrangers intend, and reserve the right, to syndicate the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) to the Lenders promptly following the date hereof, and you acknowledge and agree that the commencement of syndication shall occur in the discretion of the Lead Arrangers; provided, however, that the syndication shall be at all times conducted in compliance with the Takeover Rules and other applicable law and the requirements of the Takeover Panel.  The Lead Arrangers will select the Lenders in consultation with you and reasonably acceptable to you; provided that the Arrangers agree not to syndicate the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) to (i) certain banks, financial institutions, other institutional lenders and other entities that have been specified to the Lead Arrangers by you in writing prior to the date hereof, (ii) those persons who are competitors of the Borrower and its subsidiaries that are separately identified in writing by you from time to time prior to the 2015 Closing Date (which list shall not apply retroactively to disqualify any persons) or (iii) any of the affiliates, clearly identifiable by name or identified in writing by you to the Lead Arrangers, of entities described in clauses (i) and (ii) (in the case of clause (ii), other than a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course) (the entities described in clauses (i), (ii) and (iii), collectively the “Disqualified Lenders”) and that no Disqualified Lenders may become Lenders.  Subject to the proviso in the first sentence of this paragraph and to your ability set out in section 1 above to confer titles and economics on additional persons, the Lead Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter.  The Lead Arrangers will, in consultation with you, determine the final commitment allocations and will notify you of such determinations.  It is hereby agreed that, subject to the restrictions in the second succeeding paragraph, any assignment of commitments of the Initial Lenders, with your consent, which you may withhold in your sole discretion (such consent not being required with respect to Identified Syndicatees), received prior to the Syndication Date (as defined below), shall reduce the commitments of each Commitment Party on a pro rata basis.

To facilitate an orderly and successful syndication of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable), you agree that, until the earliest of (x) the termination of the syndication as determined by the Lead Arrangers, (y) the consummation of a Successful Syndication (as defined in the Fee Letter) and (z) 45 days after the 2015 Closing Date, the Company and its subsidiaries will not (and will use commercially reasonable efforts to ensure Target and its subsidiaries do not) syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt security of the Company or any of its subsidiaries (other than the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable), the 2015 Revolving Credit Facility and other indebtedness contemplated hereby or in the Fee Letter to remain outstanding after the 2015 Closing Date) without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed) if any such issuance or syndication would in the Lead Arrangers’ reasonable judgment materially and adversely impair the primary syndication of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) (it is understood that neither the Company’s nor the Target’s deferred purchase price obligations, ordinary course working capital facilities and ordinary course capital leases, letters of credit and purchase money and equipment financings, if any, will not be deemed to materially and adversely impair the primary syndication of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable)).

Notwithstanding the Lead Arrangers’ right to syndicate the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) and receive commitments with respect thereto, it is agreed that (i) syndication of, or receipt of commitments or participations in respect of, all or any portion of each Initial Lender’s commitments hereunder or Tranche A Term Commitments under the Credit Agreement (as amended by the Second Amendment) or Tranche B-2 Term Commitment (as applicable) under the Credit Agreement prior to expiration of the Certain Funds Period shall not be a condition to such Initial Lender’s commitments; (ii) unless you otherwise agree in writing (in your sole discretion), no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) during the Certain Funds Period) in connection with and to the extent of any syndication, assignment or participation of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable), including its commitments in respect thereof (other than to an Identified Syndicatee), until after expiration of the Certain Funds Period; (iii) unless you otherwise agree in writing (in your sole discretion), no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments (other than to an Identified Syndicatee) in respect of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) until after expiration of the Certain Funds Period; and (iv) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable), including all rights with respect to consents, modifications, supplements, waivers and amendments, until after expiration of the Certain Funds Period.  Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that each Initial Lender’s commitments hereunder are not conditioned upon the syndication of, or receipt of commitments or participations in respect of, the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) and in no event shall the commencement or successful completion of syndication of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) constitute a condition to the availability of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) on the 2015 Closing Date. Notwithstanding anything else to the contrary herein, GS Bank shall be permitted to assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates, provided that, with respect to such commitments and agreements, any assignments thereof to an affiliate (other than assignments between GS Bank and Goldman Sachs

Lending Partners LLC) will not relieve GS Bank of any of its commitments and agreements hereunder unless and until such affiliate shall have funded the portion of commitment so assigned.  For purposes of this paragraph, “Identified Syndicatees” shall mean those banks, financial institutions or other institutional lenders set forth on Annex I to the Fee Letter.  Each Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) during the Certain Funds Period) in connection with any syndication and assignment of the Tranche A Term Commitments or Tranche B-2 Term Commitments (as applicable) to an Identified Syndicatee, and you agree to take all actions as may be reasonably requested by the Initial Lenders and that are required hereunder or under the Credit Agreement in connection therewith.

You agree to use your commercially reasonable efforts to cooperate and to cause the Target to cooperate with the Commitment Parties in connection with (i) the preparation of one or more customary information packages regarding the business, operations and financial projections of the Company and the Target (collectively, the “Confidential Information Memorandum”), including, without limitation, all information relating to the transactions contemplated hereunder (including, without limitation, the 2015 Transactions) prepared by or on behalf of the Company or the Target deemed reasonably necessary by the Lead Arrangers to complete the syndication of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) and will use commercially reasonable efforts to confirm or obtain, promptly after the date hereof and in any event no later than 30 days after the date hereof, (a) unless a public corporate family rating is not available as a result of indebtedness of the Company receiving an Investment Grade rating, a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) for the Company, (b) unless a public corporate credit rating is not available as a result of indebtedness of the Company receiving an Investment Grade rating, a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) for the Company and (c) a public credit rating for the Tranche A Term Facility or the Tranche B-2 Term Facility, as applicable (it being understood that you will only be required to use commercially reasonable efforts to obtain a rating for the Tranche B-2 Term Facility pursuant to this sub-paragraph (c) if the consent solicitation in respect of the Second Amendment is not successful) from each of Moody’s and S&P, and (ii) the presentation of one or more information packages reasonably acceptable in customary format and content to the Commitment Parties (collectively, the “Lender Presentation”) in no more than 2 meetings and other communications with prospective Lenders or agents in connection with the syndication of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company with prospective Lenders and your using commercially reasonable efforts to cause direct contact between senior management and representatives, with appropriate seniority and expertise, of the Target with prospective Lenders, and participation of such persons in meetings upon reasonable advance notice and at mutually agreed times).  Notwithstanding anything herein to the contrary, the Company shall have no obligation to prepare or provide any financial statements or financial data or information (including pro forma financial statements) with respect to the Target prepared in accordance with any accounting standard other than IFRS, including, for the avoidance of doubt, US GAAP.  You agree to use commercially reasonable efforts to ensure that syndication benefits from your existing lending and investment banking relationships and to use commercially reasonable efforts to ensure that syndication benefits from the Target’s existing relationships.  You will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation (other than, in each case, any information contained therein that has been provided for inclusion therein by the Commitment Parties solely to the extent such information relates to the Commitment Parties) and all other information, documentation or materials delivered by you or on your behalf to the Lead Arrangers in connection therewith (collectively, the “Information”) and you acknowledge that the Commitment Parties will be using and relying upon the Information without independent verification thereof.  You agree that

Information regarding the 2015 Transactions, the Tranche A Term Facility, the Tranche B-2 Term Facility and Information provided by the Company, the Target or their respective representatives to the Lead Arrangers in connection with the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable) (including, without limitation, draft and execution version of the Second Amendment, the Confidential Information Memorandum, the Lender Presentation and publicly filed financial statements) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”) created for purposes of syndicating the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable), in accordance with the Lead Arrangers’ standard syndication practices), and you acknowledge that neither the Lead Arrangers nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform, except, in the case of damages to you but not to any other person, to the extent such damages are found by a final judgment of a court of competent jurisdiction to arise from the bad faith, gross negligence or willful misconduct of any Lead Arranger or (i) any of their controlled affiliates, (ii) any of the respective directors, officers or employees of such Lead Arranger or its controlled affiliates or (iii) the respective advisors or agents of such Lead Arranger or its controlled affiliates, in the case of this clause (iii), acting at the instructions of such Lead Arranger or controlled affiliate. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the 2015 Transactions to the contrary, neither the obtaining of the ratings above nor the compliance with any other provision of this paragraph shall constitute a condition to the commitments hereunder or the funding of the Tranche A Term Facility during the Certain Funds Period.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, the Target or their respective affiliates or any of its or their respective securities) (each, a “Public Lender”).  At the request of the Lead Arrangers, you agree to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Target or their respective affiliates or securities.  It is understood that in connection with your assistance described above, at the request of the Lead Arrangers, you will provide, and use commercially reasonable efforts to cause the Target to provide, authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders containing a representation to the Lead Arrangers that the public-side version does not include material non-public information about the Company, the Target or their respective subsidiaries or securities.  In addition, you will clearly designate as such all Information provided to the Commitment Parties by or on behalf of the Company or the Target which is suitable to make available to Public Lenders.  You acknowledge and agree that the following documents may be distributed to Public Lenders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions (provided that such materials have been provided to you for review a reasonable time prior thereto) that such material should only be distributed to prospective Lenders that are not Public Lenders:  (a) the Credit Agreement (as amended by the Second Amendment); (b) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the 2015 Facilities.

Notwithstanding anything herein to the contrary, all aspects of syndication shall be conducted in compliance in all material respects with the Takeover Rules and other applicable law and the requirements of the Takeover Panel and the Company shall have no obligation under this Section 3 to the extent the Company’s conduct hereunder or pursuant hereto would result in violation of the Takeover Rules and other applicable law or be contrary to the requirements of the Takeover Panel.

4.                                      Information.

You represent and warrant that (i) all written Information (other than financial projections and information of a general economic or industry nature) provided directly or indirectly by the Company to the Commitment Parties in connection with the transactions contemplated hereunder and in connection with the Amendments is and will be, when furnished and when taken as a whole and giving effect to all supplements and updates thereto, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not materially misleading and (ii) the financial projections that have been or will be made available to the Commitment Parties in connection with the transactions contemplated hereunder by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.  You agree that if at any time prior to the Successful Syndication of the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable), you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5.                                      Indemnification and Related Matters.

In connection with arrangements such as this, it is the Commitment Parties’ policy to receive indemnification.  You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.                                      Assignments; Amendments.

This Commitment Letter may not be assigned by you without the prior written consent of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Each of the Commitment Parties, after consultation with you, may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates (provided that such affiliates agree to abide by the confidentiality provisions of Section 7 of this Commitment Letter) and subject to your consent (other than in the case of assignments to Identified Syndicates), to any other Lender prior to the 2015 Closing Date.  Neither this Commitment Letter nor the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.                                      Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any third party or circulated or referred to publicly without our prior written consent (not to be unreasonably withheld or delayed); provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letter (solely with respect to any disclosure to the Target, on a redacted basis reasonably satisfactory to the Lead Arrangers) and such communications and discussions to the Company’s and the Target’s respective officers, directors, employees, agents, accountants, legal counsel and other advisors, in each case who are directly involved in the consideration of the Tranche A Term Facility or the 2015 Transactions and who have been informed by you of the confidential nature of such advice and the Commitment Letter and Fee Letter and who have agreed to treat such information confidentially, (ii) this Commitment Letter, the Fee Letter (but not disclosure publicly except as required by the Takeover Rules or as required by the Takeover Panel) and such communications and discussions to the Takeover Panel and as otherwise required by applicable law, rule or regulation (including the Takeover Rules and as required by the Takeover Panel) or compulsory legal process (in which case you agree to inform us promptly thereof to the extent not prohibited by law), (iii) the information contained in Annex B to Moody’s and S&P, (iv) this Commitment Letter (but not the Fee Letter) to the extent that information contained herein becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder, (v) after your acceptance hereof, this Commitment Letter in filings with the SEC and other applicable regulatory authorities and stock exchanges, (vi) this Commitment Letter, the Fee Letter and such communications and discussions for purposes of enforcing your rights hereunder or under the Fee Letter, (vii) the Commitment Letter and such communications and discussions to potential or prospective Lenders, and (viii) fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, the Confidential Information Memorandum or public filings.  Other than with respect to your obligation in respect of the Fee Letter under this provision, your obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the Second Amendment becomes effective, at which time any confidentiality undertaking in the Second Amendment shall supersede this provision to the extent covered thereby.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you or any of your subsidiaries or affiliates; provided that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly and, if practicable, in advance thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority having jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than in violation of this paragraph, (d) to such person’s affiliates and such person’s and its affiliates’ respective officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Company and its obligations under the Tranche A Term Facility or Tranche B-2 Term Facility (as applicable), in each case, who agree to be bound by similar confidentiality provisions (including, for the avoidance of doubt, by means of a customary click-through or otherwise) (and, in each case, other than to a Disqualified Lender), (f) to Moody’s and S&P; provided that such information is limited to Annex B and is supplied only on a confidential basis after consultation with you, (g) for purposes of enforcing its rights hereunder and under the Fee Letter and establishing a “due diligence” defense, (h) to the extent that such information is received by a Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations or (i) to the extent that such information is independently developed by the Commitment Parties, in each case of clauses (c), (d), (e), (f), (h) and (i) above, if and to the extent in compliance with the Takeover Rules and other applicable provisions of law and the requirements of the Takeover Panel.  Each Commitment Party’s obligation under this provision shall remain in effect until the earlier of (i) two years from the date hereof and (ii) the date the Second Amendment becomes effective, at which time any confidentiality undertaking in the Second Amendment shall supersede this provision to the extent covered thereby.

8.                                      Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party, together with its respective affiliates (each collectively, a “Commitment Party Group”), is a full service financial services firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals.  In the ordinary course of these activities, each Commitment Party Group may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and/or instruments.  Such investment and other activities may involve securities and instruments of you, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of you, or (iii) have other relationships with you.  In addition, each Commitment Party Group may provide investment banking, underwriting and financial advisory services to such other entities and persons.  Each Commitment Party Group may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in your securities or those of such other entities.  The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.  Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, no Commitment Party Group shall have any obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to you or to use such information on the Company’s behalf.

Consistent with their respective policies to hold in confidence the affairs of its customers, no Commitment Party Group will furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any other companies, or use such information in connection with the performance by such Commitment Party Group of services for any other companies.  Furthermore, you acknowledge that no Commitment Party Group and none of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Commitment Party Group may have economic interests that conflict with yours, or those of your equity holders and/or affiliates.  You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party Group and you or your equity holders or affiliates.  You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letter in respect of the 2015 Financing (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Commitment Party Groups, on the one hand, and you on the other, and in connection therewith and with the process leading thereto, (i) no Commitment Party Group has assumed an advisory or fiduciary responsibility in favor of you or your equity holders or affiliates with respect to the financing transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (ii) each Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of you, your management, equity holders, affiliates, creditors or any other person.  You acknowledge and agree that you have consulted your own legal and financial advisors to the extent you deemed appropriate and that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto.  You agree that you will not claim that any Commitment Party Group has rendered advisory services of any nature or respect, or owes you a fiduciary or similar duty, in connection with the transactions contemplated by this Commitment Letter and the Fee Letter in respect of the 2015 Financing (including the exercise of rights and remedies hereunder and thereunder) or the process leading thereto.

The Borrower acknowledges that currently (i) Bank of America is acting as administrative agent under the Credit Agreement, and (ii) each of Bank of America and GS Bank are acting as a lender under the Credit Agreement and the Borrower’s and its affiliates’ rights and obligations under any other agreement with the Commitment Parties or any of their respective affiliates (including the Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of such parties pursuant to this Commitment Letter. None of such rights and obligations under such other agreements shall be affected by the Commitment Parties’ performance or lack of performance of services hereunder.

As you know, an affiliate of GS Bank and an affiliate of Bank of America have been retained by the Company (or one of its affiliates) as financial advisor and M&A advisor respectively (in such capacity, the “Transaction Advisors”) in connection with the 2015 Acquisition. The Company agrees to such retention, and further agrees not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Transaction Advisors or GS Bank or Bank of America and/or their affiliates for arranging or providing, or contemplating arranging or providing, financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with you as described and referred to herein. Each party hereto (i) acknowledges the retention of the Transaction Advisors to the Company in connection with the 2015 Acquisition and (ii) acknowledges that such relationships do not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of GS Bank, Bank of America or their respective affiliates.

In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning you and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that the Commitment Parties do not provide accounting, tax or legal advice.  Notwithstanding anything herein to the contrary, you (and each of your employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the 2015 Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and tax structure.  However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws.  For this purpose, “tax treatment” means U.S. federal, state or local income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.                                      Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate at 12:01 am, New York City time, on the day immediately following the last day of the Certain Funds Period.  Subject to the last sentence of this paragraph and the terms of the Fee Letter, you may terminate this Commitment Letter and/or each Commitment Party’s commitments hereunder.  Upon the Tranche A Term Facility Effective Date each Commitment Party’s Tranche B-2 Term Commitment shall become, in an equal aggregate amount, its Tranche A Term Commitment under the Second Amendment.

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 hereof will remain in full force and effect regardless of whether the Second Amendment is executed and delivered.  The provisions set forth under Sections 5 (including Annex A), 7 and 8 hereof, and the fee and expense reimbursement provisions of the Fee Letter will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder; provided that such provisions relating to indemnification and reimbursement shall terminate and be superseded by the terms of the Credit Agreement to the extent covered thereby and to the extent the Second Amendment becomes effective.

Each of the parties hereto agrees that each of this Commitment Letter and the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein and therein, including an agreement to prepare and negotiate in good faith the Amendments in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Tranche A Term Facility is subject to the conditions precedent in Section 2 above and the conditions set forth in Annex B under the heading titled “Conditions Precedent to Initial Borrowing.”

Each party hereto agrees for itself and its affiliates that any suit or proceeding arising in respect to this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state or federal court located in the Borough of Manhattan in the City of New York, and each party hereto agrees to submit to the exclusive jurisdiction of, and to venue in, such court.  ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF EITHER THE COMMITMENT PARTIES’ COMMITMENTS OR AGREEMENTS OR ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR THE FEE LETTER IS HEREBY WAIVED BY THE PARTIES HERETO.  THIS COMMITMENT LETTER AND THE FEE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS.

The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in “pdf” or “tif” format) will be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the 2015 Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the 2015 Facilities.

[Remainder of page intentionally left blank]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter on or before the close of business on November 2, 2015, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us.  If the Commitment Letter and Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Sanjay Rijhwani
Name: Sanjay Rijhwani
Title: Director

[Signature Page to Shamrock Commitment Letter]

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Shamrock Commitment Letter]

ACCEPTED AND AGREED AS OF THE DATE FIRST WRITTEN ABOVE:

ACTIVISION BLIZZARD, INC.

By:	/s/ Christopher B. Walther
Name: Christopher B. Walther
Title: Chief Legal Officer

[Signature Page to Shamrock Commitment Letter]

Annex A

In the event that any Commitment Party (other than in its capacity as a Transaction Advisor) becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company in connection with or as a result of either this arrangement or any other matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company agrees to reimburse such Commitment Party for its reasonable and documented out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith.  The Company also agrees to indemnify and hold each Commitment Party (but excluding any Commitment Party in its capacity, if applicable, as a Transaction Adviser and any Related Person (as defined below) of such Transaction Adviser in such capacity harmless against any and all losses, claims, damages or liabilities of any such person in connection with or as a result of the transactions contemplated by this Commitment Letter (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified party and whether or not any such indemnified party is otherwise a party thereto), except to the extent that such loss, claim, damage or liability (x) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Commitment Party in performing the services that are subject of the Letters or (ii) a material breach of the obligations of such Commitment Party under the Letters or (y) has resulted from any dispute solely among the Commitment Parties other than claims against any Commitment Party in its capacity or fulfilling its role as an agent or arranger or any similar role under the Letters or the Tranche A Term Facility and other than any claims arising out of any act or omission on the part of the Company or its affiliates, provided, however, that notwithstanding anything to the contrary provided herein, in no event shall (x) the Company have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of the Company’s activities related to the Letters (except to the extent such indirect, consequential, special or punitive damages are included in any third party claim in connection with which such indemnified party is entitled to indemnification hereunder) and (y) the Company have any obligations to reimburse or indemnify any indemnified party for its out-of-pocket legal expenses other than the reasonable, documented fees, charges and disbursements of a single counsel for all indemnified parties, selected by the Commitment Parties, and of such single special counsel and local counsel in each relevant jurisdiction for all indemnified parties as the Commitment Parties may deem appropriate in their good faith discretion, except that if any indemnified party reasonably concludes that its interests conflict with those of another indemnified party and notifies the Company of such conflict, the Company shall be responsible for the reasonable documented fees, charges and disbursements of one separate counsel (and special and local counsel) for all such conflicted indemnified parties.  You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party (other than any Transaction Adviser in its capacity as such and any Related Person of such Transaction Adviser in such capacity) and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party (in its capacity as a Commitment Party) and any such affiliate (collectively with the Commitment Parties (but in all cases excluding any Transaction Adviser in its capacity as such and any Related Person of such Transaction Adviser in such capacity), an “indemnified party”), and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, each Commitment Party, any such affiliate and any such person.  The Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability based on its or their

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exclusive or contributory negligence or otherwise to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any other matter referred to in the Letters, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or any of its and their respective affiliates, shareholders, partners, members or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters.

The Company will not be required to indemnify any indemnified party for any amount paid or payable by such indemnified party in the settlement of any action, proceeding or investigation without the Company’s consent, which consent will not be unreasonably withheld or delayed; provided, that the foregoing indemnity will apply to any such settlement in the event that the Company was offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to so assume. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

For the purpose of this Annex A, a “Related Person” of a Transaction Adviser means its affiliates and controlling persons and any of its or their respective officers, directors, employees, agents, partners, members and successors.

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Annex B

Summary of the Tranche A Term Facility

This Summary outlines certain terms of the Tranche A Term Facility referred to in the Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Activision Blizzard, Inc. (the “Borrower”).

Joint Lead Arrangers and
Joint Bookrunners:

Bank of America, N.A. (“Bank of America”) (or any of its designated affiliates) and Goldman Sachs Bank USA (“GS Bank”), in each case in its capacity as Joint Lead Arranger and Joint Bookrunner (collectively, the “Lead Arrangers”).

Syndication Agent:	One or more banks agreed by us and you, who shall perform the duties customarily associated with such role.

Administrative Agent:	Bank of America, in its capacity as sole and exclusive administrative agent and collateral agent (the “Administrative Agent”).

Lenders:

Bank of America, GS Bank and/or other financial institutions selected by the Lead Arrangers in consultation with and reasonably acceptable to the Borrower (each, a “Lender” and, collectively, the “Lenders”).

Tranche A Term Facility:

A senior secured term loan “A” facility in an aggregate principal amount up to the maximum amount permitted under the Credit Agreement (as amended by the Second Amendment) but in any event not to exceed $2,300 million (the “Tranche A Term Facility”; the loans thereunder, the “Tranche A Term Loans”; the Lenders thereunder, the “Tranche A Term Lenders”).

Incremental Facilities:	Same as Tranche B-2 Term Facility.

Use of Proceeds:	Same as Tranche B-2 Term Facility.

Availability:	Same as Tranche B-2 Term Facility.

Interest Rates and Fees:	As set forth on Exhibit I to this Annex B.

Default Rate:	Same as Tranche B-2 Term Facility.

Final Maturity and Amortization:

The Tranche A Term Facility will mature on October 11, 2020 and, commencing with the first full fiscal quarter after the 2015 Closing Date, will amortize in the following aggregate annual amounts (in equal quarterly installments):

	Year	Percentage of the original principal amount
	1	2.50%
	2	2.50%
	3	2.50%
	4	5.00%
	5	12.5%

with the balance payable on the date of maturity for the Tranche A Term Facility; provided, that the Credit Agreement shall provide the right of individual Tranche A Term Lenders to agree to extend the maturity of their Tranche A Term Loans upon the request of the Borrower and without the consent of any other Lender (as set forth in the Credit Agreement).

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Guarantees:	Same as Tranche B-2 Term Facility.

Unrestricted Subsidiaries:	Same as Tranche B-2 Term Facility.

Security:

Same as Tranche B-2 Term Facility. Security shall be automatically suspended (the “Security Suspension”) if and for so long as (i) the initial Term Loan Facility is repaid in full (and not refunded or replaced with any secured “Term B” facilities or other secured indebtedness), (ii) the Borrower has no other secured indebtedness for borrowed money (other than that permitted by Section 7.01 of the Credit Agreement (other than sub-sections (6) (but solely with respect to Indebtedness incurred under Section 7.02(b)(11) of the Credit Agreement), (27) and (28) of Section 7.01 of the Credit Agreement)) (this subparagraph (ii) being the “Limited Collateral Release Condition”) and (iii) the Borrower shall have an Investment Grade Rating from one of either Moody’s or S&P or a corporate credit rating or corporate family rating of the Borrower is not available as a result of indebtedness of the Borrower receiving an Investment Grade rating; provided that if the Limited Collateral Release Condition is no longer satisfied at any time, the security shall be promptly reinstated within a timeframe to be agreed.

Mandatory Prepayments:	Same as Tranche B-2 Term Facility.

Voluntary Prepayments:

Voluntary prepayments of borrowings under the Tranche A Term Facility will be permitted at any time without premium or penalty, but otherwise on the same terms and conditions as the Tranche B-2 Term Facility.

Documentation:	Credit Agreement, as amended by the Second Amendment and as the same may be further amended, supplemented, waived or otherwise modified from time to time.

Conditions Precedent to
Initial Borrowing of:	Same as Tranche B-2 Term Facility.

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Conditions Precedent to
All Subsequent Borrowings:	Same as Tranche B-2 Term Facility.

Representations and Warranties:	Same as Tranche B-2 Term Facility.

Affirmative Covenants:	Same as Tranche B-2 Term Facility.

Negative Covenants:	Same as Tranche B-2 Term Facility.

Financial Covenants:	A maximum Consolidated Total Net Debt Ratio.

The Financial Covenant (x) will be tested quarterly commencing with the first full fiscal quarter to occur after the 2015 Closing Date and (y) will be set at the level of 4.00:1.00, with a step-down in the 6th full fiscal quarter following the 2015 Closing Date to 3.50:1.00, provided that if the Security Suspension occurs prior to the date 18 months after the 2015 Closing Date, the step-down to 3.50:1.00 will be effective from the next fiscal quarter to commence after the later of (i) the 4th full fiscal quarter following the 2015 Closing Date and (ii) the date the Security Suspension occurs.

“EBITDA” and “Consolidated Total Net Debt” shall be as defined in the Credit Agreement.

Events of Default:	Same as Tranche B-2 Term Facility and, in addition, violation of the Financial Covenant.

(x) Only Lenders holding at least a majority of the Tranche A Term Commitments and Tranche A Term Loans (and not, for the avoidance of doubt, any other Lenders) shall have the ability to (and be required in order to) amend the Financial Covenant and waive a breach of the Financial Covenant, and (y) a breach of the Financial Covenant shall not constitute an event of default with respect to other Facilities under the Credit Agreement or trigger a cross-default under other Facilities under the Credit Agreement until the date on which Tranche A Term Loans have been accelerated and/or the Tranche A Term Commitments (if any) have been terminated, in each case, by the Tranche A Term Lenders in accordance with the terms of the Tranche A Term Facility.

Voting:	Same as Tranche B-2 Term Facility.

Cost and Yield Protection:	Same as Tranche B-2 Term Facility.

Assignments and Participations:	Same as Tranche B-2 Term Facility.

Expenses and Indemnification:	Same as Tranche B-2 Term Facility.

Governing Law and Forum:	Same as Tranche B-2 Term Facility.

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Counsel to the Commitment Parties	Cahill Gordon & Reindel LLP
and Administrative Agent:	and McCann FitzGerald.

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Exhibit I to Annex B

Interest Rate:

At the option of the Borrower, initially, LIBOR plus 2.00% or ABR plus 1.00%. From and after the delivery by the Borrower to the Administrative Agent of financial statements for the period ending after the first full fiscal quarter following the 2015 Closing Date, the interest rate under the Tranche A Term Facility shall be as follows:

	Consolidated Total Net Debt Ratio	LIBOR Rate	ABR Rate
	> 3.00:1.00	L + 225 bps	ABR + 125 bps
	> 2.00:1.00	L + 200 bps	ABR + 100 bps
	> 1.75:1.00	L + 175 bps	ABR + 75 bps
	< 1.75:1.00	L + 150 bps	ABR + 50 bps

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 12 months or a shorter period) for LIBOR borrowings.

Calculation of interest shall be same as the Tranche B-2 Term Facility.

ABR and LIBOR are same as the Tranche B-2 Term Facility, but without taking account of any applicable floor; provided that if LIBOR is less than 0%, it shall be deemed to be 0%.

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